Exhibit 10.34

EMPLOYMENT AGREEMENT

Between:

DOUG OLIVE

(the “Executive”)

And:

RITCHIE BROS. AUCTIONEERS (CANADA) LTD.,

a corporation incorporated under the laws of Canada

(the “Employer”)

WHEREAS:

A.    The Employer, its parent, and the other subsidiaries is in the business of facilitating the exchange, buying, selling and auctioneering of industrial equipment; and

B.     The Employer and the Executive wish to enter into an employment relationship on the terms and conditions as described in this Agreement;

NOW THEREFORE THIS AGREEMENT WITNESSES THAT in consideration of the mutual covenants and agreements herein contained, and for other good and valuable consideration, the sufficiency of which is hereby acknowledged by both parties, the Employer and the Executive agree as follows:

1.	EMPLOYMENT

a.	The Employer agrees to employ the Executive pursuant to the terms and conditions described in this Agreement, including the appendices to this Agreement, and the Executive hereby accepts and agrees to such employment. Unless otherwise defined, the defined terms in this Agreement will have the same meaning in the appendices hereto.

b.	The Executive will be employed in the position of Senior Vice President, Pricing, and shall perform and assume such duties and responsibilities as may be assigned by the Employer from time to time.

c.	The Executive’s employment with the Employer in this new role will commence on April 1, 2015 (the “Commencement Date”), and the Executive’s employment hereunder will continue for an indefinite period of time until terminated in accordance with the terms of this Agreement or applicable law (the “Term”).

d.	During the Term, the Executive will at all times:

i.	well and faithfully serve the Employer, and act honestly and in good faith in the best interests of the Employer;

ii.	devote all of the Executive’s business time, attention and abilities, and provide his best efforts, expertise, skills and talents, to the business of the Employer, except as provided in Section 2(b);

iii.	adhere to all generally applicable written policies of the Employer, and obey and observe to the best of the Executive’s abilities all lawful orders and directives, whether verbal or written, of the Board;

iv.	act lawfully and professionally, and exercise the degree of care, diligence and skill that an executive employee would exercise in comparable circumstances; and

v.	to the best of the Executive’s abilities perform the duties and exercise the responsibilities required of the Executive under this Agreement.

2.	PRIOR COMMITMENTS AND OUTSIDE ACTIVITIES

a.	The Executive represents and warrants to the Employer that the Executive has no existing common law, contractual or statutory obligations to his former employer or to any other person that will conflict with the Executive’s duties and responsibilities under this Agreement.

b.	During the term of this Agreement, the Executive will not be engaged directly or indirectly in any outside business activities, whether for profit or not-for-profit, as principal, partner, director, officer, active shareholder, advisor, employee or otherwise, without first having obtained the written permission of the Employer.

3.	POLICIES

a.	The Executive agrees to comply with all generally applicable written policies applying to the Employer’s staff that may reasonably be issued by the Employer from time to time. The Executive agrees that the introduction, amendment and administration of such generally applicable written policies are within the sole discretion of the Employer. If the Employer introduces, amends or deletes such generally applicable written policies, such introduction, deletion or amendment will not constitute a constructive dismissal or breach of this Agreement. If there is a direct conflict between this Agreement and any such policy, this Agreement will prevail to the extent of the inconsistency.

4.	COMPENSATION

a.	Upon the Commencement Date, and continuing during the Term, the Executive will earn the following annual compensation, less applicable statutory and regular payroll deductions and withholdings:

Compensation
Element	$CDN

Annual Base Salary	$250,000 (the “Base Salary”)

Annual Short-Term	60% of Base Salary at Target (the “STI Bonus”)
Incentive	(0% - 200% of Target STI Bonus on actual performance)

Annual Long-Term	80% of Base Salary at Target (the “LTI Grant”)
Incentive Grant

For greater clarity, for 2015 the STI Bonus will have a minimum guarantee of 2/3rds of Target or $100,000.

The Employer shall review the Executive’s compensation package for increase no less frequently than annually, starting in 2016.

b.	The structure of the STI Bonus and LTI Grant will be consistent with those granted to the RBA Pubco’s other executives, and is subject to amendments from time to time by the Employer. Currently, LTI grants for executives are provided as follows:

i.	50% in stock options, with a ten-year term, with all such options vesting in equal one-third parts after the first, second and third anniversaries of the grant date;

ii.	50% in performance share units, vesting on the third anniversary of the grant date based on meeting pre-established performance criteria (currently based on 3 3 year RONA and Earnings CAGR targets), with the number of share units that ultimately vest ranging from 0% to 200% of target based on actual performance.

c.	The specific terms and conditions for LTI Grants (including but not limited to the provisions upon termination of employment) will be based on the relevant plan documents and may be subject to amendments from time to time by RBA Pubco.

5.	BENEFITS

a.	The Executive will be eligible to participate in the Employer’s Canadian group benefit plans, subject to the terms and conditions of said plans and the applicable policies of the Employer and applicable benefits providers.

b.	The liability of the Employer with respect to the Executive’s employment benefits is limited to the premiums or portions of the premiums the Employer regularly pays on behalf of the Executive in connection with said employee benefits. The Executive agrees that the Employer is not, and will not be deemed to be, the insurer and, for greater certainty, the Executive will not be liable for any decision of a third-party benefits provider or insurer, including any decision to deny coverage or any other decision that affects the Executive’s benefits or insurance.

c.	The Executive will be provided with a car, or car allowance, in accordance with the Employer’s standard car allowance program and practice.

6.	EXPENSES

a.	The Employer will reimburse the Executive, in accordance with the Employer’s policies, for all authorized travel and other out-of-pocket expenses actually and properly incurred by the Executive in the course of carrying out the Executive’s duties and responsibilities under this Agreement.

7.	HOURS OF WORK AND OVERTIME

a.	Given the management nature of the Executive’s position, the Executive is required to work additional hours from time to time, and is not eligible for overtime pay. The Executive acknowledges and agrees that the compensation provided under this Agreement represents full compensation for all of the Executive’s working hours and services, including overtime.

8.	VACATION

a.	The Executive will earn up to four or (5) weeks in yr 20++ (4) weeks (or twenty (20) business days) of paid vacation per annum, pro-rated for any partial year of employment.

b.	The Executive will take his vacation subject to business needs and in accordance with the Employer’s vacation policy in effect from time to time.

c.	Annual vacation must be taken and may not be accrued, deferred or banked without the Employer’s written approval.

9.	TERMINATION OF EMPLOYMENT

a.	Termination for cause: The Employer may terminate the Executive’s employment at any time for Cause, after providing Executive with at least 30 days’ notice of such proposed termination and 15 days to remedy the alleged defect. In this Agreement, “Cause” means the wilful and continued failure by the Executive to substantially perform, or otherwise properly carry out, the Executive’s duties on behalf of RBA Pubco or an affiliate, or to follow, in any material respect, the lawful policies, procedures, instructions or directions of the Employer or any applicable affiliate (other than any such failure resulting from the Executive’s disability or incapacity due to physical or mental illness), or the Executive wilfully or intentionally engaging in illegal or fraudulent conduct, financial impropriety, intentional dishonesty, breach of duty of loyalty or any similar intentional act which is materially injurious RBA Pubco or an affiliate, or which may have the effect of materially injuring the reputation, business or business relationships of the Employer or an affiliate, or any other act or omission constituting cause for termination of employment without notice or pay in lieu of notice at common law. For the purposes of this definition, no act, or failure to act, on the part of the Executive shall be considered “wilful” unless done, or omitted to be done, by the Executive in bad faith and without reasonable belief that the Executive’s action or omissions were in, or not opposed to, the best interests of the Employer and its affiliates.

In the event of termination for Cause, all unvested stock options granted to the Executive pursuant to the terms of the RBA Pubco’s Stock Option Plan (the “Option Plan”) will immediately be void on the date the Employer notifies the Executive of such termination. The Executive will have 30 days from the date of termination to exercise any options which have vested prior to the date of termination, subject to the terms and conditions of the Option Plan and the applicable individual option agreements.

In the event of termination for Cause, the rights of the Executive with respect to any performance share units (“PSUs”) and restricted share units (“RSUs”) granted pursuant to the RBA Pubco’s Performance Share Unit Plan (the “PSU Plan”) and Restricted Share Unit Plan (the “RSU PLan”), respectively, and pursuant to any and all PSU and RSU grant agreements, respectively, will be governed pursuant to the PSU Plan and RSU Plan, respectively.

b.	Termination for Good Reason: The Executive may terminate his employment with the Employer for Good Reason by delivery of written notice to the Employer within the sixty (60) day period commencing upon the occurrence of Good Reason including the basis for such Good Reason (with such termination effective thirty (30) days after such written notice is delivered to the Employer and only in the event that the Employer fails or is unable to cure such Good Reason within such thirty (30) day period). In the event of a termination of the Executive’s employment for Good Reason, the Executive will receive pay and benefits as if terminated by the Employer without Cause under Section 9 c., below, and the termination shall be regarded as a termination without Cause for purposes of the Option Plan, the PSU Plan, and the RSU Plan. In this Agreement, “Good Reason” means a material adverse change by RBA Pubco or an affiliate, without the Executive’ s consent, to the Executive’s position, authority, duties, responsibilities, Executive’s place of residence, Base Salary or the potential short-term or long-term incentive bonus the Executive is eligible to earn, but does not include (1) a change in the Executive’s duties and/or responsibilities arising from a change in the scope or nature of RBA Pubco’s business operations, provided such change does not adversely affect the Executive’s position or authority or (2) a change across the board affecting similar executives in a similar fashion.

c.	Termination without Cause: The Employer may terminate the Executive’s employment at any time, without Cause by providing the Executive with the following:

i.	one (1) months’ Base Salary and STI Bonus at Target per year of service, subject to a minimum of six (6) months and a maximum of eighteen (18) months’ Base Salary and STI Bonus at Target;

ii.	continuation of all applicable PSU and RSU rights held by the Executive in accordance with the PSU and RSU grant agreements, and the terms and conditions of the PSU and RSU Plan;

iii.	immediate accelerated vesting of all unvested stock options, with the Executive having 90 days from the date of termination to exercise such options, subject to the terms and conditions of the Option Plan and the applicable individual option agreements; and

d.	continued extended health and dental benefits coverage at active employee rates until the earlier of the first anniversary of the termination of the Executive’s employment or the date on which the Executive begins new full-time employment, or paying for such period of time the Employer’s share of the costs of such benefits.

e.	Resignation: The Executive may terminate his employment with the Employer at any time by providing the Employer with three (3) months’ notice in writing to that effect. If the Executive provides the Employer with written notice under this Section, the Employer may waive such notice, in whole or in part, in which case the Employer will pay the Executive the Base Salary only for the amount of time remaining in that notice period and the Executive’s employment will terminate on the earlier date specified by the Employer without any further compensation.

In the event of termination by the Executive as provided in this section, all unvested stock options held by the Executive will immediately be void on the termination date of the Executive’s employment, with the Executive having 90 days from said date to exercise any vested stock options held by the Executive. The rights of the Executive with respect to any PSUs or RSUs will be as set forth in the PSU Plan and RSU Plan with respect to termination by the Executive.

f.	Retirement: In the event of the Executive’s retirement, as defined by the Employer’s policies, all unvested stock options will continue to vest according to their initial grant schedules and will remain exercisable up to the earlier of the original grant expiry date and the third anniversary of the date of retirement.

RSUs and PSUs will continue to vest and be paid in accordance with the original grant schedule applicable thereto.

g.	Deductions and withholdings: All payments under this Section are subject to applicable statutory and regular payroll deductions and withholdings as applicable.

h.	Terms of Payment upon Termination: Upon termination of the Executive’s employment, for any reason:

i.	Subject to Section 9 d. and except as limited by Section 9 g. (ii), the Employer will pay the Executive all earned and unpaid Base Salary, earned and unpaid vacation pay, earned and unpaid STI for a preceding year (if any remains unpaid), and a prorated STI Bonus for the year of termination, up to and including the Executive’s last day of active employment with the Employer (the “Termination Date”), with such payment to be made within five (5) business days of the Termination Date.

ii.	In the event of resignation by the Executive or termination of the Executive’s employment for Cause, no STI Bonus for the year of termination will be payable to the Executive; and

iii.	On the Termination Date, or as otherwise directed by the Board, the Executive will immediately deliver to the Employer all files, computer disks, Confidential Information, information and documents pertaining to the Employer’s Business, and all other property of the Employer that is in the Executive’s possession or control, without making or retaining any copy, duplication or reproduction of such files, computer disks, Confidential Information, information or documents without the Employer’s express written consent.

i.	Other than as expressly provided herein, the Executive will not be entitled to receive any further pay or compensation, severance pay, notice, payment in lieu of notice, incentives, bonuses, benefits, rights and damages of any kind. The Executive acknowledges and agrees that, in the event of a payment under Section 9b. or Section 9 c. of this Agreement, the Executive will not be entitled to any other payment in connection with the termination of the Executive’s employment.

j.	Notwithstanding the foregoing, in the event of a termination without Cause or termination for Good Reason, the Employer will not be required to pay any Base Salary or STI Bonus to the Executive beyond that earned by the Executive up to and including the Termination Date, unless the Executive signs within sixty (60) days of the Termination Date and does not revoke a full and general release (the “Release”) of any and all claims that the Executive has against the Employer or its affiliates and such entities’ past and then current officers, directors, owners, managers, members, agents and employees relating to all matters, in form and substance satisfactory to the Employer acting in good faith, provided, however, that the payment shall not occur prior to the effective date of the Release, provided further that if the maximum period during which Executive can consider and revoke the release begins in one calendar year and ends in another calendar year, then such payment shall not be made until the first payroll date occurring after the later of (A) the last day of the calendar year in which such period begins, and (B) the date on which the Release becomes effective.

k.	Notwithstanding any changes in the terms and conditions of the Executive’s employment which may occur in the future, including any changes in position, duties or compensation, the termination provisions in this Agreement will continue to be in effect for the duration of the Executive employment with the Employer unless otherwise amended in writing and signed by the Employer.

l.	Agreement authorizing payroll deductions: If, on the date the employment relationship ends, regardless of the reason, the Executive owes the Employer any money (whether pursuant to an advance, overpayment, debt, error in payment, or any other reason), the Executive hereby authorizes the Employer to deduct any such debt amount from the Executive’s salary, severance or any other payment due to the Executive (to the extent permissible by applicable law). Any remaining debt will be immediately payable to the Employer and the Executive agrees to satisfy such debt within 14 days of the Termination Date or any demand for repayment.

10.	SHARE OWNERSHIP REQUIREMENTS

a.	The Executive will be subject to the RBA Pubco’s share ownership guideline policy, as amended from time to time.

11.	CONFIDENTIAL INFORMATION

a.	In this Agreement “Confidential Information” means information proprietary to RBA Pubco or the Employer that is not publically known or available, including but not limited to personnel information, customer information, supplier information, contractor information, pricing information, financial information, marketing information, business opportunities, technology, research and development, manufacturing and information relating to intellectual property, owned, licensed, or used by RBA Pubco or the Employer or in which the Employer otherwise has an interest, and includes Confidential Information created by the Executive in the course of his employment, jointly or alone. The Executive acknowledges that the Confidential Information is the exclusive property of the Employer.

b.	The Executive agrees at all times during the Term and after the Term, to hold the Confidential Information in strictest confidence and not to disclose it to any person or entity without written authorization from the Employer and the Executive agrees not to copy or remove it from the Employer’s premises except in pursuit of the Employer’s business, or to use or attempt to use it for any purpose other than the performance of the Executive’s duties on behalf of the Employer.

c.	The Executive agrees, at all times during and after the Term, not use or take advantage of the Confidential Information for creating, maintaining or marketing, or aiding in the creation, maintenance, marketing or selling, of any products and/or services which are competitive with the products and services of RBA Pubco or the Employer.

d.	Upon the request of the Employer, and in any event upon the termination of the Executive’s employment with the Employer, the Executive will immediately return to the Employer all materials, including all copies in whatever form containing the Confidential Information which are within the Executive’s possession or control.

12.	INVENTIONS

a.	In this Agreement, “Invention” means any invention, improvement, method, process, advertisement, concept, system, apparatus, design or computer program or software, system or database.

b.	The Executive acknowledges and agrees that every Invention which the Executive may, at any time during the terms of his employment with the Employer or its affiliates, make, devise or conceive, individually or jointly with others, whether during the Employer’s business hours or otherwise, and which relates in any manner to the Employer’s business will belong to, and be the exclusive property of the Employer, and the Executive will make full and prompt disclosure to the Employer of every such Invention. The Executive hereby irrevocably waives all moral rights that the Executive may have in every such Invention.

c.	The Executive undertakes to, and hereby does, assign to the Employer, or its nominee, every such Invention and to execute all assignments or other instruments and to do any other things necessary and proper to confirm the Employer’s right and title in and to every such Invention. The Executive further undertakes to perform all proper acts within his power necessary or desired by the Employer to obtain letters patent in the name of the Employer and at the Employer’s expense for every such Invention in whatever countries the Employer may desire, without payment by the Employer to the Executive of any royalty, license fee, price or additional compensation.

d.	The Executive acknowledges that all original works of authorship which are made by the Executive (solely or jointly with others) within the scope of the Executive’s employment and which are protectable by copyright are “works made for hire,” pursuant to United States Copyright Act (17 U.S.C., Section 101).

13.	NON-SOLICITATION

a.	The Executive acknowledges that in the course of the Executive’s employment with the Employer the Executive will develop close relationships with the Employer’s clients, customers and employees, and that the Employer’s goodwill depends on the development and maintenance of such relationships. The Executive acknowledges that the preservation of the Employer’s goodwill and the protection of its relationships with its customers and employees are proprietary rights that the Employer is entitled to protect.

b.	The Executive will not during the Applicable Period, whether individually or in partnership or jointly or in conjunction with any person or persons, as principal, agent, shareholder, director, officer, employee or in any other manner whatsoever:

i.	solicit any client or customer of the Employer or an affiliate with whom the Executive dealt during the twelve (12) months immediately prior to the termination of the Executive’s employment with the Employer (however caused) for the purposes of (a) causing or trying to cause such client or customer to cease doing business with the Employer or to reduce such business with the Employer or an affiliate by diverting it elsewhere or (b) providing products or services that are the same as or competitive with the business of the Employer or an affiliate in the area of facilitating the exchange of industrial equipment; or

ii.	seek in any way to solicit, engage, persuade or entice, or attempt to solicit, engage, persuade or entice any employee of the Employer or an affiliate, to leave his or her employment with the Employer or affiliate,

The “Applicable Period” means eighteen (18) months following termination, regardless of the reason for such termination or the party effecting it.

14.	NON-COMPETITION

The Executive agrees that, without the prior written consent of the Employer, the Executive will not, directly or indirectly, in a capacity similar to that of the Executive with the Employer, carry on, be engaged in, be concerned with or interested in, perform services for, or be employed in a business which is the same as or competitive with the business of the Employer in the area of facilitating the exchange of industrial equipment, or in the area of the buying, selling or auctioning of industrial equipment, either individually or in partnership or jointly or in conjunction with any person as principal, agent, employee, officer or shareholder. The foregoing restriction will be in effect for a period of eighteen (18) months following the termination of the Executive’s employment, regardless of the reason for such termination or the party effecting it, within the geographical area of Canada and the United States.

15.	REMEDIES FOR BREACH OF RESTRICTIVE COVENANTS

a.	The Executive acknowledges that the restrictions contained in Sections 9 g. iii., 11, 12, 13 and 14 of this Agreement are, in view of the nature of the Employer’s business, reasonable and necessary in order to protect the legitimate interests of the Employer and that any violation of those Sections would result in irreparable injuries and harm to the Employer, and that damages alone would be an inadequate remedy.

b.	The Executive hereby agrees that the Employer will be entitled to the remedies of injunction, specific performance and other equitable relief to prevent a breach or recurrence of a breach of this Agreement and that the Employer will be entitled to its reasonable legal costs and expenses, including but not limited to its attorneys’ fees, incurred in properly enforcing a provision of this Agreement.

c.	Nothing contained herein will be construed as a waiver of any of the rights that the Employer may have for damages or otherwise.

d.	The Executive and the Employer expressly agree that the provisions of Sections 9 g. iii., 11, 12,13,14, and 21 of this Agreement will survive the termination of the Executive’s employment for any reason.

16.	GOVERNING LAW

This Agreement will be governed by the laws of the Province of British Columbia.

17.	SEVERABILITY

a.	All sections, paragraphs and covenants contained in this Agreement are severable, and in the event that any of them will be held to be invalid, unenforceable or void by a court of a competent jurisdiction, such sections, paragraphs or covenants will be severed and the remainder of this Agreement will remain in full force and effect.

18.	ENTIRE AGREEMENT

a.	This Agreement, including the Appendices, and any other documents referenced herein, contains the complete agreement concerning the Executive’s employment by the Employer and will, as of the date it is executed, supersede any and all other employment agreements between the parties.

b.	The parties agree that there are no other contracts or agreements between them, and that neither of them has made any representations, including but not limited to negligent misrepresentations, to the other except such representations as are specifically set forth in this Agreement, and that any statements or representations that may previously have been made by either of them to the other have not been relied on in connection with the execution of this Agreement and are of no effect.

c.	No waiver, amendment or modification of this Agreement or any covenant, condition or restriction herein contained will be valid unless executed in writing by the party to be charged therewith, with the exception of those modifications expressly permitted within this Agreement. Should the parties agree to waive, amend or modify any provision of this Agreement, such waiver, amendment or modification will not affect the enforceability of any other provision of this Agreement. Notwithstanding the foregoing, the Employer may unilaterally amend the provisions of Section 9 c. relating to provision of certain health benefits following termination of employment to the extent the Employer deems necessary to avoid the imposition of excise taxes, penalties or similar charges on the Employer or any of its Affiliates.

19.	CONSIDERATION

a.	The parties acknowledge and agree that this Agreement has been executed by each of them in consideration of the mutual premises and covenants contained in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which is acknowledged. The parties hereby waive any and all defenses relating to an alleged failure or lack of consideration in connection with this Agreement.

20.	INTERPRETATION

Headings are included in this Agreement for convenience of reference only and do not form part of this Agreement.

21.	DISPUTE RESOLUTION

In the event of a dispute arising out of or in connection with this Agreement, or in respect of any legal relationship associated with it or from it, which does not involve the Employer seeking a court injunction or other injunctive or equitable relief to protect its business, confidential information or intellectual property, that dispute will be resolved in strict confidence as follows:

a.	Amicable Negotiation – The parties agree that, both during and after the performance of their responsibilities under this Agreement, each of them will make bona fide efforts to resolve any disputes arising between them via amicable negotiations;

b.	Arbitration – If the parties have been unable to resolve a dispute for more than 90 days, or such other period agreed to in writing by the parties, either party may refer the dispute for final and binding arbitration by providing written notice to the other party. If the parties cannot agree on an arbitrator within thirty (30) days of receipt of the notice to arbitrate, then either party may make application to the British Columbia Arbitration and Mediation Society to appoint one. The arbitration will be held in Vancouver, British Columbia, in accordance with the BCICAC’s Shorter Rules for Domestic Commercial Arbitration, and each party will bear its own costs, including one-half share of the arbitrator’s fees.

22.	ENUREMENT

a.	The provisions of this Agreement will ensure to the benefit of and be binding upon the parties, their heirs, executors, personal legal representatives and permitted assigns, and related companies.

b.	This Agreement may be assigned by the Employer in its discretion, in which case the assignee shall become the Employer for purposes of this Agreement. This agreement will not be assigned by the Executive.

Dated this 20 day of April, 2015.

Signed, Sealed and Delivered by	)
Doug Olive in the	)
presence of:	)
)
	)	/s/ Doug Olive
Name	)	DOUG OLIVE
)
9500 Glenlyon	)
Address	)
)
)
)
)
EA.	)
Occupation	)

RITCHIE BROS. AUCTIONEERS (CANADA) LTD.

Per:
Authorized Signatory

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